Exhibit 99.1

VIMEO NAMES GILLIAN MUNSON AS CHIEF FINANCIAL OFFICER

NEW YORK, APRIL 4, 2022 – Vimeo (NASDAQ:VMEO), the world’s leading all-in-one video software solution, today announced the appointment of Gillian Munson as Chief Financial Officer, effective immediately. Gillian brings 30 years of finance and operational experience in the technology industry, serving in multiple CFO, board member, advisory and investor roles. Gillian will report to Vimeo Chief Executive Officer Anjali Sud and oversee all corporate finance, accounting, investor relations and administrative functions.

“Gillian stands out as a strategic, battle-tested leader with decades of experience across every angle of finance, and a consistent record of driving growth and shareholder value in companies pursuing new and emerging markets,” said Anjali Sud, Vimeo CEO. “She's been an effective steward of capital throughout her career, and a builder of world-class finance talent and teams. I am thrilled to have her as a partner for Vimeo’s next phase as a public company.”

Gillian most recently served as CFO at Iora Health, where she oversaw the company’s financial management and strategy, including its recent acquisition by One Medical (NASDAQ:ONEM). Gillian has also served as CFO of XO Group, Inc. (NYSE:XOXO), a venture partner at Union Square Ventures, a managing director at Allen & Company, and an equity research analyst at Morgan Stanley. She currently serves on the boards of Duolingo and Phreesia.

“Vimeo has a bold vision and unique opportunity to power video at work for every employee, team and organization,” said Gillian. “It is extremely exciting to join a company that has the potential for both significant growth and market leadership for years to come. I look forward to diving in with this talented team and making my mark.”

Vimeo's outgoing CFO Narayan Menon will remain available to the company as an Executive Advisor through the end of 2022.

About Vimeo

Vimeo (NASDAQ:VMEO) is the world's leading all-in-one video software solution. Our platform enables any professional, team, and organization to unlock the power of video to create, collaborate and communicate. We proudly serve our growing community of over 260 million users — from creatives to entrepreneurs to the world's largest companies. Learn more at www.vimeo.com.

Contacts

Vimeo Communications

Matt Anchin

pr@vimeo.com

Vimeo IR

Yaoxian Chew

ir@vimeo.com